Exhibit 10.11

Master Service Agreement

This Management Services Agreement (“Agreement”) is entered into as of 25th July 2025 (the “Effective Date”), by and between Hemab ApS, a company incorporated under the laws of Denmark with its registered office at Nordre Fasanvej 215, 2000 Frederiksberg, Denmark (“Hemab”) and Ancora Global Advisory AG, a company incorporated under the laws of Switzerland with its registered office at c/o accoma GmBH, Baarerstrasse 113a, 6300 Zug, Switzerland (“Ancora”).

Together referred to as the “Parties” and individually as a “Party.” This Agreement covers Hemab, its affiliates, subsidiaries and branches.

1.	Purpose

Ancora agrees to make available the services of Anant Murthy (“Executive”), to Hemab as Chief Operating Officer (“COO”) with effect from 1 September 2025 (“Start Date”).

The Executive shall report directly to Hemab’s Chief Executive Officer (CEO). The Executive shall acknowledge and agree to terms applicable to him under this agreement, as per Appendix 3. This agreement is entered into for an indefinite term.

2.	Appointment and Scope of Services Between the Parties

2.1	Ancora shall appoint the Executive to serve as COO of Hemab.

2.2	The Executive shall perform such duties and functions as directed by Hemab, including strategic, operational, and managerial responsibilities.

2.3

Hemab shall have full authority to direct and supervise the day-to-day activities of the Executive. The job description of the COO position will be finalized and agreed between the Parties prior to execution of this Agreement.

2.4	Hemab shall provide reasonable work equipment, access, and support for the Executive to fulfill their role.

2.5

The Executive’s appointment shall be subject to a four (4) month probation period commencing on the Start Date. During this period, either Party may terminate this Agreement with one (1) month’s written notice without cause and without severance obligations under Section 7.

3.	Swiss Employment Law Compliance and Administration

3.1	Ancora shall be responsible for administering the relationship in accordance with Swiss law, including but not limited to:

•	Issuance of gross salary, bonus, allowance, and all payments;

•	Deduction and remittance of employee-side social contributions and taxes;

•	Payment of employer-side social contributions;

•	Provision of required insurance coverages under Swiss labor law;

•

Compliance with all applicable Swiss employment statutes, regulations, and ordinances, including but not limited to the Swiss Labor Act (ArG), Code of Obligations (OR), and all cantonal employment laws;

•	Adherence to any applicable collective bargaining agreements and industry-specific employment standards;

•	Maintenance of all required employment records and documentation as mandated by Swiss law;

•	Timely filing of all required employment-related reports with Swiss federal and cantonal authorities.

3.2	Hemab shall be responsible for paying the full costs of appointing the Executive, including in relation to:

•	Salary, bonus, allowances, and other payments (as described in Appendix 1);

•	Employer-side social contributions;

•	Employer-side pension contributions (described in Appendix 1);

•	Provision of required insurance coverages under Swiss labor law;

•	Any other costs paid by Ancora for the purposes of executing its responsibilities and agreed between the Parties in writing.

3.3

Ancora’s role as administrative employer is (without prejudice to clause 3.1 above) limited to payroll processing, tax and social security remittance, and benefits administration in compliance with Swiss law. Ancora shall not be held liable for the Executive’s performance, decisions, or conduct in their role as COO, about which the Executive and Hemab assume full responsibility. Ancora shall not be held liable for any activities taken by Hemab, its employees, subsidiaries or affiliates.

4.	Compliance Representations and Warranties

4.1	Ancora represents, warrants, and covenants that:

a)

Professional Competence: Ancora will obtain via relevant counsel and professional advice the requisite knowledge and expertise, and will deploy appropriate resources, to ensure full compliance with all Swiss employment laws and regulations applicable to the Executive’s employment;

b)

Current Compliance: As of the start date of the Executive, which shall be agreed between the Parties, Ancora shall be in full compliance with all applicable Swiss employment laws, tax obligations, and social insurance requirements;

c)	Licensing and Registration: Ancora maintains all necessary business licenses, registrations, and authorizations required to act as an employer in Switzerland;

d)	Legal Updates: Ancora maintains current knowledge of Swiss employment law developments and regulatory changes through professional advice and legal counsel;

e)	Systems and Processes: Ancora has access to adequate systems and processes to ensure timely and accurate payroll processing, tax withholding, social insurance contributions, and regulatory compliance;

Record Keeping: Ancora maintains employment records in accordance with Swiss legal requirements and can produce such records in relation to Executive’s work for Hemab upon reasonable request by Hemab at its expense, or regulatory authorities.

Annual Compliance Statement: By March 31st of each year, Ancora shall provide Hemab with an annual statement confirming compliance with all Swiss employment laws and regulations applicable to the Executive’s employment, and which shall contain any foreseen changes in applicable employment laws and regulations that may impact this Agreement.

4.2	Immediate Notice of Issues: Ancora shall deploy its best efforts to immediately notify Hemab in writing of:

a)	Any regulatory inquiry, audit, or investigation concerning the Executive’s employment or this Agreement;

b)	Any material changes in Swiss employment law that may affect the Executive or Hemab;

c)	Any compliance failures or potential violations discovered;

4.3	Any circumstances that may impair Ancora’s ability to fulfill its compliance obligations.

5.	Payments

5.1

Estimates of Mandatory Contributions and Deductions are outlined in Appendix 2. Actual amounts may vary and may change over time in accordance with Swiss labor law, pension plan requirements, and insurance costs. Any extraordinary or non-standard costs incurred by Ancora in relation to the Executive’s employment (e.g., special benefits, tax or accounting fees, or administration support) shall require prior written approval by Hemab.

5.2	Ancora shall provide Hemab with invoices at a frequency to be determined by the Parties.

5.3	Hemab shall pay all amounts in CHF within fifteen (15) days of receipt of duly completed invoice.

5.4

All payments under this Agreement are exclusive of VAT. If VAT becomes chargeable on any amount invoiced by Ancora, it shall be added to the invoice and payable by Hemab, unless a VAT exemption applies.

6.	Reconciliation of Charges

6.1	Social security, required insurance coverage, and payroll-related charges are subject to periodic updates by Swiss authorities and/or insurance providers.

6.2	Hemab may adjust the compensation for the Executive periodically, including but not limited to, actual bonus payments made.

6.3	Therefore, the Parties shall reconcile actual paid contributions and compensation versus estimated and invoiced amounts, at least annually, and upon contract termination.

6.4	Any underpayment or overpayment shall be settled within thirty (30) days of reconciliation through a supplemental invoice or credit note.

7.	Term and Termination

7.1	This Agreement shall commence on the Effective Date and continue unless and until terminated by either Party.

7.2	Either Party may terminate this Agreement by giving six (6) months’ written notice to the other Party, except during the Probation Period as specified in Section 2.5.

7.3	This Agreement may also be terminated with immediate effect for cause, including material breach, misconduct, or unlawful conduct.

7.4

Upon termination, Ancora shall finalize all employment-related obligations, including end-of-contract settlements and documentation, and shall invoice Hemab for associated third-party costs. Hemab shall reimburse Ancora for any mandatory termination-related costs, including salary for notice periods, pro-rated vacation compensation, and social contributions related thereto.

7.5	Termination Without Cause or for Good Reason: If Hemab terminates this Agreement without cause, or if the Executive resigns for Good Reason, Hemab shall:

•	Pay all accrued but unpaid base salary through the termination date;

•	Pay earned but unpaid bonuses for completed performance periods;

•	Pay severance equal to six (6) months of the Executive’s then-current base salary, within 30 days of termination or as may be agreed between the Parties in writing.

For purposes of this Agreement, “Good Reason” shall mean:

•	A material diminution in the Executive’s duties responsibilities, or reporting line;

•	A reduction of more than 20% in the Executive’s total annual compensation (base salary plus target bonus);

•	Reassignment to a location requiring relocation without Executive’s prior written consent;

•	A material breach of this Agreement by Hemab.

This shall not apply during the Probation Period specified in Section 2.5.

Mitigation: The Executive shall use reasonable efforts to mitigate damages by seeking alternative employment, provided Executive is released of any non-compete obligations, responsibilities or duties imposed by Hemab. Any compensation received from alternative employment during the severance period shall offset 50% of the severance payment obligation.

8.	Independent Contractor Status

The Parties acknowledge that Ancora acts as an independent contractor providing services via its employed Executive. Nothing herein shall be construed to establish an agency, joint venture, or partnership between Hemab and Ancora.

9.	Confidentiality

Ancora and the Executive shall maintain the confidentiality of all Hemab-related information and shall be subject to Hemab’s confidentiality and non-disclosure policies, relevant copies of which shall be made available to Ancora and Executive. Separate confidentiality agreements may be required.

10.	Governing Law and Jurisdiction

This Agreement shall be governed by Swiss substantive law. Any disputes arising from or related to this Agreement shall be submitted to the exclusive jurisdiction of the courts of Zurich, Switzerland, or may alternatively be resolved by arbitration under the Swiss Rules of International Arbitration by mutual agreement of the Parties.

11.	Miscellaneous

11.1	This Agreement contains the full understanding between the Parties and supersedes any prior oral or written agreements.

11.2	Any modifications or amendments must be in writing and signed by both Parties.

11.3

In case any paragraph or provision of this Agreement would not be enforceable, this unenforceability will not affect the enforceability of the remaining part of the Agreement and this paragraph or provision will automatically be reduced to what is legally acceptable.

11.4

Each Party shall comply with applicable data protection laws with regard to the processing of personal data under this Agreement, including but not limited to the Swiss Federal Act on Data Protection (FADP) and the EU General Data Protection Regulation (GDPR), where applicable.

11.5	Indemnification and Legal Fee Reimbursement:

a)

Hemab agrees to indemnify and hold harmless Ancora and the Executive from any third-party claims, liabilities, damages, or legal expenses incurred in connection with actions taken by the Executive in good faith and within the scope of his role under this Agreement, except in cases of gross negligence, willful misconduct, or unlawful conduct.

b)	Ancora Indemnification: Ancora agrees to indemnify and hold harmless Hemab from any claims, liabilities, damages, or legal expenses arising from:

•	Ancora’s failure to comply with Swiss employment laws or regulations;

•	Ancora’s negligent or willful misconduct in administering the employment relationship;

•	Any misrepresentation in Ancora’s compliance certifications or reports;

•	Any employment-related claims by the Executive arising from Ancora’s administrative failures.

c)

Legal Fee Reimbursement: If any legal dispute arises concerning the enforcement of rights under this Agreement, and a Party substantially prevails, the non-prevailing Party shall reimburse the prevailing Party’s reasonable legal fees incurred in such dispute

11.6

Hemab shall have the right, upon reasonable notice and during normal business hours, to audit Ancora’s compliance with Swiss employment law obligations under this Agreement. Such audits may be conducted by Hemab’s representatives or qualified third-party professionals, and shall include review of: Employment records and documentation; Payment records and tax filings; Insurance coverage documentation; Compliance procedures and controls. Ancora shall cooperate fully with such audits and provide reasonable access to relevant records and personnel. The cost of routine audits shall be borne by Hemab, except that if material compliance deficiencies are discovered, Ancora shall reimburse Hemab for the reasonable costs of the audit.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

HEMAB APS

By:	/s/ Benny Sørensen

Name:	Benny Sørensen

Title:	President and CEO

7/25/2025

HEMAB APS

By:	/s/ Mads Behrndt

Name:	Mads Behrndt

Title:	CFO and General Manager

7/25/2025

ANCORA GLOBAL ADVISORY AG

By:	/s/ Anant Murthy

Name:	Anant Murthy

Title:	Director

7/28/2025

APPENDIX 1

Compensation for COO Services

1.	Base Salary

The gross base salary amounts to CHF 442’478 per year, payable in 12 equal monthly instalments.

2.	Bonus

The Executive is entitled to a bonus. Until Hemab resolves otherwise, the target bonus is equal to 40% of the gross base salary, awarded on an annual basis.

In the first calendar year following execution of this Agreement, the bonus shall be pro-rated by months served.

3.	Additional Payments (“Sign on bonus”)

Additional gross payments shall be made to the Executive, as follows: CHF 132’744 at the end of the 1st month of service; CHF 110’620 at the end of the 13th month, and CHF 88’496 at the end of the 25th month of service.

Any part of this additional payment scheme that has not yet been paid, will furthermore become due immediately only in case of termination by Hemab (or its successor) without cause and provided the Executive has completed the full service period for each respective payment (12 months for first payment, 24 months for second payment, 36 months for third payment). This scheme are independent from Hemab’s shareholding and will continue to apply in case of change of control over Hemab.

4.	Equity

The Executive shall be eligible to participate in Hemab’s equity incentive plan. The terms and conditions of such participation, including vesting, exercise, and transferability, shall be governed exclusively by the plan documents, as amended from time to time. Hemab shall ensure the Executive is provided with the most current version of the equity plan and any related award agreements upon execution of this Agreement.

5.	Initial equity grant

The Executive shall be granted an 6,676 options to acquire equity equivalent to 0.8% of the fully diluted share capital of Hemab at the Effective Date of this Agreement. Full terms and conditions shall be documented in a separate equity grant agreement to be executed on the following option grant date following the Effective Date of this Agreement.

Ancora shall not be responsible for administration of the Hemab equity plan. All administration and associated costs of the equity plan shall be borne by Hemab.

6.	Benefit Allowance (“benefits”)

The Executive shall receive a benefit allowance equal to a total annual gross amount of CHF 37’611 to be paid in twelve monthly instalments.

7.	Mandatory Contributions to Benefits

The parties agree to follow Swiss employment law and social security requirements regarding additional benefits and contributions to these. These include Social Security, Unemployment Insurance, Pension Fund, Accident Insurance among others and are outlined in Appendix 2.

8.	Pension Plan

The Executive shall participate in a Swiss pension plan (pillar 2) organized by Ancora. Ancora shall invoice to Hemab the employer contribution and associated costs of this pension plan. The minimum insured salary for purposes of determining pension contributions shall equal the sum of the total gross Base salary andBonus but not any Additional Payments made to Executive. Hemab shall be responsible for a minimum of 50% of the required savings contributions.

9.	Vacation

The Executive shall be entitled to 5 weeks of paid vacation (25 working days at 100%) per calendar year. In the first calendar year following execution of this Agreement, the paid vacation shall be pro-rated by months served.

APPENDIX 2

Mandatory Contributions and Deductions are determined in accordance with Swiss labor law, statutory pension plan requirements, and mandatory insurance coverage obligations. The following elements represent current contributions and deductions with estimated amounts:

Estimated Employee Deductions (withheld from gross salary paid to Executive):

•	AHV/IV/EO (Old Age, Survivors and Disability Insurance / Income Compensation): approx. 5.3%

•	ALV (Unemployment Insurance): approx. 1.1% up to the income ceiling

•	BVG (Occupational Pension and Risk Insurance) employee share

•	Any others that may be required under Swiss labor law and as agreed between Ancora and Executive.

Estimated Employer Contributions (invoiced to Hemab):

•	AHV/IV/EO: approx. 5.3%

•	ALV: approx. 1.1%

•	Family Compensation Fund (FAK): approx. 1.2%

•	Accident Insurance (UVG): ~1% (based on insurer/risk)

•

BVG (Occupational Pension and Risk Insurance) employer share: 7.5% of minimum insured salary (50% of total 15% rate that is based on Executive’s age at Effective Date) plus pension provider administration and risk insurance costs

•	KTG (Daily Sickness Allowance Insurance): variable

•	AHV Administrative Fees: approx. 0.3–0.5%

•	Any others that may be required under Swiss labor law and as agreed between Ancora and Hemab.

All employee deductions and employer contributions shown above are estimates. Actual amounts may vary and may change over time in accordance with Swiss labor law, pension plan requirements, Executive’s age, and insurance costs. Any extraordinary or non-standard costs incurred by Ancora in relation to the Executive’s employment (e.g., special benefits, tax or accounting fees, or administration support) shall require prior written approval by Hemab.

APPENDIX 3

Executive Acknowledgment

This Acknowledgment is made by the undersigned individual (“Executive”), in connection with the Management Services Agreement dated as of the Effective Date (the “Agreement”) between Hemab ApS (“Hemab”) and Ancora Global Advisory AG (“Ancora”).

By signing below, the Executive acknowledges and agrees to the following:

1.	Role and Relationship

The Executive understands and agrees that he will serve as Chief Operating Officer (COO) of Hemab under the Agreement.

2.	Compliance with Hemab Policies

The Executive agrees to comply with all applicable Hemab internal policies, including but not limited to confidentiality, data protection, code of conduct, and expense reimbursement policies, as made available to him.

3.	Confidentiality

The Executive acknowledges the obligation to maintain strict confidentiality with respect to Hemab’s proprietary and sensitive information and agrees to sign any separate confidentiality or non-disclosure agreements as required by Hemab.

4.	Compensation and Benefits

The Executive has reviewed and agrees to the compensation terms described in Appendix 1 of the Agreement, including base salary, bonuses, additional payments, pension contributions, and representation allowances.

5.	Equity Participation

The Executive acknowledges that he will be eligible to participate in Hemab’s equity incentive plan as described in the Agreement and will sign any required plan documents and award agreements upon grant of equity.

6.	Termination and Severance Provisions

The Executive acknowledges and agrees to the termination terms as set forth in the Agreement and understands the treatment of additional payments and equity in the event of termination.

Further by signing below, the Executive acknowledges and agrees pursuant to clause 3.3 of the Agreement Ancora shall not be held liable for the Executive’s performance, decisions, or conduct in their role as COO, about which the Executive and Hemab assumes full responsibility.

IN WITNESS WHEREOF, the Executive has signed this Acknowledgment as of the date written below.

EXECUTIVE:

Name:	Anant Murthy

Signature:	/s/ Anant Murthy

Date:	7/28/2025